EXHIBIT 23.5

                       CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia

   We consent to the use of the following reports prepared by us to be incorporated into a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc., and to the references to our firm under the heading "Experts" in the Prospectus included in such Registration Statement:

          (1) our report dated May 21, 1996 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Longmeadow Apartments for the year ended December 31, 1995,

          (2) our report dated June 20, 1996 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Lakewood Apartments for the year ended December 31, 1995, and

          (3) our report dated June 20, 1996 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Willow Creek Apartments for the year ended December 31, 1995.

                                             Dixon, Odom & Co., L.L.P.

High Point, North Carolina
December 30, 1996